Exhibit 99.1

EXTRA SPACE STORAGE INC.

PH (801) 562-5556

FAX (801) 562-5579

2795 E. Cottonwood Pkwy. Suite 400

Salt Lake City, Utah 84121

info@extraspace.com, www.extraspace.com

FOR IMMEDIATE RELEASE

Extra Space Storage Inc. Reports Operating Results for the Three and Nine Months Ended September 30, 2005

Company closes Storage USA acquisition, substantially completes business integration and increases same-store revenue.

SALT LAKE CITY, Utah, November 14, 2005 – Extra Space Storage Inc. (the “Company”) (NYSE: EXR) announced today its operating results for the three and nine months ended September 30, 2005. The reported statements for the three and nine months ended September 30, 2005 include the operations and cash flows from the Storage USA properties acquired on July 14, 2005.  The reported statements of operations and cash flows for the three and nine months ended September 30, 2004 include the operating results of the Company’s predecessor (the “Predecessor”) prior to the consummation of the Company’s Initial Public Offering (“IPO”) in August 2004, combined with the Company’s operating results for the quarter after its IPO and related formation transactions. Supplemental unaudited financial information regarding the Company’s operating results can be found in the “Investor Info” section of the Company’s website at www.extraspace.com under “Financial Reports.”

Third Quarter 2005 Highlights

•                  Closed acquisition of Storage USA from GE Commercial Finance for approximately $2.3 billion in cash in joint venture with Prudential Real Estate Investors (“PREI”).

•                  Completed the majority of the integration of the operational, technology and accounting systems of Storage USA.

•                  Posted year-over-year revenue increase of 4.3% on 38 same-stores for the three months ended September 30, 2005.

•                  Achieved funds from operations (“FFO”) per share of $0.18 for the three months ended September 30, 2005.  Adjusted FFO per share, excluding $0.06 in one-time charges related to the Storage USA acquisition, was $0.24 for the quarter.

•                  Issued $40.0 million in trust preferred securities related to the acquisition of Storage USA.

•                  Declared and paid a regular quarterly dividend of $0.2275 per share, representing an annualized dividend of $0.91 per share.

The results for the three and nine months ended September 30, 2005 include the operations of 546 properties, 191 of which were consolidated and 355 of which were held in joint ventures accounted for using the equity method, compared to the results for the three and nine months ended September 30, 2004, which included the operations of 142 properties, 124 of which were consolidated and 18 of which were in joint ventures accounted for using the equity method. Results for the three and nine months ended September 30, 2004 include the results of six properties in which the Company did not own any interest and one where the Company sold its joint venture interest in 2004. The properties were consolidated as a result of guarantees and/or puts for which the Company was liable. Five of the six properties were deconsolidated on August 16, 2004 upon the release of all guarantees and puts, and the other property was deconsolidated on December 31, 2004. Results for both periods also include equity in earnings of real estate joint ventures, third-party management fees, acquisition fees and development fees.

Storage USA Acquisition and Integration

On July 14, 2005, the Company and PREI completed the acquisition of Storage USA for approximately $2.3 billion in cash.  This acquisition is the largest transaction to date in the self-storage industry.  As a result, the Company now owns one hundred percent of 61 Storage USA facilities, bringing its total of wholly-owned properties to 191.  In connection with the

Storage USA transaction, the Company acquired SUSA Partnership, L.P.’s equity interest in 78 joint-venture properties and assumed the management of 60 franchise and managed properties.  In addition, 259 of the self-storage properties acquired in the Storage USA transaction were contributed to five separate limited liability companies that are owned by five subsidiaries of the Company (each, a “Company Sub”) and PREI.  As part of this contribution, the Company Subs and PREI entered into limited liability company agreements which govern the rights and responsibilities of each such limited liability company.  Following this transaction, the Company now has a joint-venture interest in 355 self-storage properties.

“This acquisition transforms us into the second largest operator in the self-storage industry,” said Ken Woolley, Chairman and Chief Executive Officer of Extra Space Storage. “We are even more excited about the acquisition now that we have had a chance to manage the properties and get to know them and the people who operate them.  These are well-located, quality properties, with the majority located in our current core markets where we have tremendous overlap and the ability to take advantage of our increased scale.”

The Company completed the integration of Storage USA’s site management software system to the Company’s software system in mid-September.  The Company also largely completed the integration of the accounting, marketing, human resource and operational systems during the quarter.  Mr. Woolley added:  “Our integration is going as well or better than planned.  We are very excited with the progress we have made in a few short months.”

Operating Results for the Three and Nine Months Ended September 30, 2005:

Total revenues for the three and nine months ended September 30, 2005 were $43.1 million and $90.7 million, respectively, compared to $18.2 million and $43.0 million, respectively, for the three and nine months ended September 30, 2004. Contributing to the increase in revenues for the third quarter were the acquisition of 52 stabilized properties during 2004 and the first quarter of 2005, the buy-out of various joint venture partners in 2004, the July 14, 2005 acquisition of 61 Storage USA properties, continued occupancy gains from the Company’s lease-up properties and increased rental revenues from existing customers.

The net loss for the three and nine months ended September 30, 2005 was $2.9 million and $4.7 million, respectively, compared to a net loss of $5.1 million and $18.1 million, respectively, for the three and nine months ended September 30, 2004. The decrease in net loss was primarily due to the acquisition of 52 stabilized properties, the buy-out of various joint-venture partners, the July 14, 2005 acquisition of 61 Storage USA properties, continued occupancy gains from the Company’s lease-up properties and increased rental revenues from existing customers.

“The addition of the Storage USA properties has enlarged our portfolio and revenue potential substantially,” said Mr. Woolley.  “Within the legacy Extra Space Storage portfolio, we again achieved year-over-year increases in revenue.  Storage USA properties are performing ahead of the same quarter last year. As we move forward with our integration efforts, we are confident in our ability to continue improving companywide performance.”

Portfolio Results:

Same store portfolio: The Company’s same-store stabilized portfolio consists of 38 properties wholly owned by the Company at the beginning and at the end of the applicable periods presented and that had achieved stabilization as of the first day of such period. These results provide information relating to property-level operating changes without the effects of acquisitions or completed developments. The results shown should not be used as a basis for future same-store performance or for the performance of the Company’s properties as a whole (numbers are in thousands, except for property data):

	Three Months Ended September 30,		Percent	Nine Months Ended September 30,		Percent
	2005	2004	Change	2005	2004	Change
Same-store rental revenues	$7,177	$6,882	4.3%	$20,816	$20,117	3.5%
Same-store operating expenses	2,420	2,249	7.6%	7,164	6,663	7.5%

Non same-store rental revenues	29,068	10,654	172.8%	61,470	20,430	200.9%
Non same-store operating expenses	10,946	4,597	138.1%	24,121	10,473	130.3%

Total rental revenues	36,245	17,537	106.7%	82,286	40,547	102.9%
Total operating expenses	13,366	6,846	95.2%	31,285	17,136	82.6%

Properties included in same-store	38	38		38	38

Same-store stabilized revenues for the three and nine months ended September 30, 2005, reflecting a portfolio of 38 wholly-owned properties, increased 4.3% and 3.5%, respectively, compared to the same periods in 2004. Expenses rose 7.6% and 7.5% respectively for the three and the nine months ended September 30, 2005, compared to the same periods in 2004. The quarterly increase in expenses was primarily due to advertising, utilities and payroll and benefits.

Common Contingent Share (“CCS”) and Common Contingent Unit (“CCU”) Property Performance: As described in the Company’s prospectus for its IPO, upon the achievement of certain levels of net operating income with respect to 14 of the Company’s pre-stabilized properties, the Company’s CCSs and the Company’s operating partnership’s CCUs will convert into additional shares of common stock and operating partnership units, respectively, beginning with the quarter ending March 31, 2006.  Additional information regarding the conversion of the CCSs and CCUs can be found in the Company’s Form 10-Q filed with the Securities Exchange Commission.

The square foot occupancy of these 14 properties as of September 30, 2005 was 71.5% compared to 58.7% as of September 30, 2004. The following table outlines the performance of these properties for the three and nine months ended September 30, 2005 and September 30, 2004 (numbers are in thousands, except for property data):

	Three Months Ended September 30,		Percent	Nine Months Ended September 30,		Percent
	2005	2004	Change	2005	2004	Change
CCS/CCU rental revenues	$2,225	$1,660	34.0%	$6,050	$4,239	42.7%
CCS/CCU operating expenses	1,489	1,216	22.5%	4,109	3,472	18.3%

Non CCS/CCU rental revenues	34,020	15,877	114.3%	76,236	36,308	110.0%
Non CCS/CCU operating expenses	11,877	5,630	111.0%	27,176	13,664	98.9%

Total rental revenues	36,245	17,537	106.7%	82,286	40,547	102.9%
Total operating expenses	13,366	6,846	95.2%	31,285	17,136	82.6%

Properties included in CCS/CCU	14	14		14	14

Revenues for the three and nine months ended September 30, 2005 increased 34.0% and 42.7%, respectively, as compared to the three and nine months ended September 30, 2004. These increases are due to the continued occupancy gains of the facilities and increases in rental rates to both new and existing customers. Expenses for the three and nine months ended September 30, 2005 increased 22.5% and 18.3%, respectively, as compared to the three and nine months ended September 30, 2004. Expenses increased primarily as a result of advertising and property taxes.

Funds from Operations:

FFO per share was $0.18 for the quarter ended September 30, 2005.  Adjusted FFO was $0.24 per share for the quarter after excluding a $0.06 per share ($2.5 million) one-time charge related to the Storage USA transaction and integration.  The following table sets forth the calculation of FFO per share (numbers are in thousands, except for per share data):

	Three months ended	Nine months ended
	September 30, 2005	September 30, 2005

Net Loss	$(2,859)	$(4,719)

Plus:
Real estate depreciation	6,286	13,952
Amortization of intangibles	3,199	7,235
Joint venture real estate depreciation	890	1,088
Less:
Loss allocated to operating partnership minority interest	(253)	(419)

Funds from operations	$7,263	$17,137

Funds from operations per share	$0.18	$0.47

Weighted average number of shares
Common stock (excluding restricted shares)	37,465,700	33,544,089
OP units	3,905,225	3,121,775
Total	41,370,925	36,665,864

Funds from operations (“FFO”) provides relevant and meaningful information about the Company’s operating performance that is necessary, along with net loss and cash flows, for an understanding of the Company’s operating results. FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income (loss) computed in accordance with accounting principles generally accepted in the United States (“GAAP”), excluding gains or losses on sales of properties, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. The Company believes that to further understand its performance, FFO should be considered along with the reported net loss and cash flows in accordance with GAAP, as presented in the consolidated financial statements.

The computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income (loss) as an indication of the Company’s performance, as an alternative to net cash flow from operating activates as a measure of its liquidity, or as an indicator of the Company’s ability to make cash distributions.

Issuance of Trust Preferred Securities:

On July 27, 2005, the Company, and ESS Statutory Trust III, a Delaware statutory trust, completed the issuance and sale in a private placement of $40.0 million of floating rate preferred securities. The Trust Preferred Securities mature on June 30, 2035 and are redeemable at the Company’s option beginning July 31, 2010. The Trust Preferred Securities require quarterly distributions of interest at a fixed rate of 6.91%.  The issuance and sale of this round of financing brings the total issuance of Trust Preferred Securities to $116.0 million.

Financial Flexibility:

As of September 30, 2005, the ratio of total fixed-rate debt to total debt was approximately 78.8%. The weighted average interest rate was 5.3% for fixed-rate loans and 5.9% for variable-rate loans. The weighted average interest rate of all fixed- and variable-rate loans was 5.4%. The Company had $74.7 million of capacity on its line of credit, of which $42.0 was drawn as of September 30, 2005.

Kent Christensen, Senior Vice President and Chief Financial Officer noted: “During the quarter we completed financing which enabled us to close the Storage USA acquisition.  We also filed a shelf registration with the Securities and Exchange Commission.  We feel that the actions we have taken with regard to our financing structure position us well to continue to execute upon our plans for growth through acquisition and development.”

Third Quarter Dividend Declared:

On August 26, 2005, the Company announced its third quarter common stock dividend of $0.2275 per share. The dividend was paid on September 30, 2005 to stockholders of record as of September 15, 2005. The dividend payment was calculated based on an annual dividend of $0.91 per share.

Outlook:

Same store property portfolio:  For the three and nine months ended September 30, 2005, the Company experienced year-on-year revenue growth and a consistent level of occupancy at its same-store stabilized and larger portfolio of non-same store stabilized properties.  California and Florida were the top performing markets while New Jersey and Pennsylvania performed below the portfolio average at the Company’s pre-Storage USA properties.  Because of the favorable conditions in many markets, the Company expects that revenues from the same-store property portfolio in the fourth quarter will be higher than those achieved in the fourth quarter last year.

The newly acquired properties from Storage USA:  The 61 properties acquired from Storage USA on a wholly-owned basis experienced growth in revenues and NOI for the three and nine months ended September 30, 2005 compared with the same period last year.  Both revenue and net operating income are performing above expectations on a year-on-year basis.  For the newly acquired, wholly-owned 61 properties from Storage USA, California and Florida were the top performing markets while New Jersey, Ohio and Pennsylvania were behind the portfolio average.   Because of the favorable conditions in many markets the Company expects revenues from this portfolio will be higher in the fourth quarter than revenues achieved in the fourth quarter last year.

The 337 properties acquired from Storage USA on a joint-venture basis, for which the Company has a minority equity interest and collects management fees, have experienced growth in revenues for the three and nine months ended September 30, 2005.  As with the previously mentioned property portfolios, the favorable conditions in many markets lead the Company to expect revenues from this portfolio to be higher in the fourth quarter than revenues achieved in the fourth quarter last year.

 Lease-up property portfolio:   With respect to the Company’s lease-up properties, including the 14 CCS and CCU properties, the Company expects continued growth in revenues and occupancy with a number of these properties achieving full stabilization in 2005. Despite strong performance at several of the properties, the CCS and CCU properties as a whole continue to perform slightly below budgeted levels. The Company believes it is unlikely that any CCSs or CCUs will be converted into shares of common stock or operating partnership units until the third quarter of 2006.

Note on hurricane Katrina:  In late August, the two facilities owned by the Company in New Orleans were damaged as a result of hurricane Katrina.  The estimated cost of repairs from damage caused by hurricane Katrina is $200,000 after expected insurance reimbursements. The Company has in place third-party insurance coverage, subject to deductibles, that cover repairs as a result of physical damage to these facilities and the loss of income due to certain units or the entire facility being unavailable for rent as a result of damage. No income from business interruption proceeds was recorded during the three months ended September 30, 2005.  As of the date of this release, both of the facilities have reopened and the majority of the repairs have been completed.  We believe that the impact of the hurricane may have a continued effect on these two properties for the foreseeable future.   The revenues from these two properties account for less than 1% of the Company’s total annual revenues.

Note on hurricane Wilma:  The impact of hurricane Wilma, which occurred subsequent to quarter end, is currently being assessed.  The hurricane affected 17 of the Company’s wholly-owned facilities and 21 of the Company’s facilities owned in joint ventures.  More information will be provided as detailed property inspections and damage estimates are completed.  Our preliminary estimate is that the cost of repairs for the Company’s wholly-owned properties will be $800,000 after expected insurance reimbursements.  The total damage sustained by properties managed by the Company is approximately $2.3 million.  All of the affected self-storage facilities are open and operating.

“This past quarter has been a transforming one for Extra Space Storage.   We completed the acquisition of Storage USA and made significant progress integrating the two companies.  At the same time, we did not take our eyes off the day-to-day business.  As a result, our same-store properties and larger stabilized portfolio again saw year-on-year increases in revenue,” said Mr. Woolley. “The integration process is not without significant cost and this is reflected in our earnings for the quarter.  I am convinced that these short-term costs are an investment in a more diversified group of properties, people and processes that is already increasing shareholder value.  Market conditions remain positive and we currently anticipate increasing revenues in many of our markets.  We are working hard to control our short-term costs involved in the acquisition and at the same time build the preferred brand in the industry.”

The following table sets forth additional information regarding the square foot occupancy of stabilized properties organized by state as of September 30, 2005 and September 30, 2004.

Stabilized Property Data Based on Location

		Company	Pro forma	Company	Pro forma	Company	Pro forma
				Net rentable	Net rentable	Square foot	Square foot
		Number of units	Number of units	square feet at	square feet at	occupancy % at	occupancy % at
	Number of	at September 30,	at September 30,	September 30,	September 30,	September 30,	September 30,
Location	Properties	2005 (1)	2004	2005 (2)	2004	2005	2004

Wholly-Owned Properties
Arizona	2	1,329	1,316	137,695	137,825	97.2%	88.7%
California	28	18,743	18,777	2,000,600	2,002,598	87.6%	87.8%
Colorado	5	2,406	2,407	301,331	300,395	85.2%	81.8%
Florida	23	15,362	15,302	1,619,014	1,597,550	92.4%	92.9%
Georgia	6	3,467	3,470	433,690	433,124	88.0%	84.9%
Illinois	3	2,134	2,150	195,532	186,039	81.5%	75.7%
Kentucky	1	449	460	61,040	61,090	87.4%	77.7%
Louisiana	2	1,411	1,411	147,900	147,900	87.7%	88.0%
Maryland	5	4,538	4,545	485,829	485,724	80.5%	77.0%
Massachusetts	22	11,570	11,588	1,243,154	1,246,743	84.2%	81.0%
Michigan	2	1,038	1,053	104,216	104,416	74.8%	74.1%
Missouri	3	1,339	1,333	159,647	159,672	79.1%	88.8%
Nevada	1	462	463	56,500	57,100	94.0%	92.0%
New Hampshire	2	1,015	1,015	117,268	117,278	82.6%	79.4%
New Jersey	16	12,823	12,866	1,267,398	1,272,002	85.7%	89.9%
New York	4	4,446	4,444	256,129	256,539	80.3%	86.4%
Ohio	4	2,078	2,081	272,840	255,780	74.7%	83.8%
Oregon	1	762	780	67,530	67,530	86.5%	91.6%
Pennsylvania	8	6,053	5,909	617,372	597,389	80.0%	83.9%
Rhode Island	1	720	716	75,836	75,611	89.2%	86.0%
South Carolina	4	2,088	2,088	246,969	246,969	91.5%	91.7%
Tennessee	4	2,697	2,680	314,574	314,874	88.2%	83.3%
Texas	11	6,446	6,443	723,209	721,083	86.0%	82.3%
Utah	3	1,522	1,515	209,320	208,775	90.4%	88.8%
Virginia	2	1,220	1,234	126,094	126,029	86.0%	85.0%
Washington	1	762	762	67,175	67,175	97.6%	90.3%
Total Wholly-Owned Properties	164	106,880	106,808	11,307,862	11,247,210	86.3%	86.1%

Properties Held in Joint Ventures
Alabama	4	2,316	2,317	276,070	276,480	83.5%	86.2%
Arizona	12	7,408	7,398	726,304	725,654	93.6%	86.1%
California	71	51,085	50,983	5,031,593	5,030,447	88.6%	85.4%
Colorado	3	1,900	1,903	213,802	213,697	85.2%	78.9%
Connecticut	9	6,526	6,548	729,224	729,729	73.4%	74.7%
District of Columbia	1	1,536	1,534	105,592	105,592	81.7%	85.6%
Delaware	1	589	591	71,495	71,495	86.6%	86.8%
Florida	23	19,732	19,859	1,800,747	1,804,360	86.1%	82.8%
Georgia	3	1,915	1,921	227,748	227,748	80.7%	77.7%
Illinois	5	3,323	3,397	350,602	334,552	71.3%	69.4%
Indiana	9	3,730	3,749	453,729	448,769	87.2%	84.7%
Kansas	4	1,711	1,703	203,675	203,780	77.1%	73.9%
Kentucky	4	2,247	2,236	260,227	250,841	81.5%	82.6%
Massachusetts	17	9,294	9,332	1,017,792	1,017,659	79.7%	76.0%
Maryland	14	10,943	10,936	1,057,316	1,058,631	83.1%	82.5%
Michigan	10	5,953	6,008	725,947	726,588	77.2%	81.7%
Missouri	5	2,749	2,759	315,925	317,450	81.3%	83.0%
New Hampshire	3	1,331	1,331	137,949	137,929	88.3%	91.7%
New Jersey	17	12,345	12,364	1,228,420	1,229,520	85.0%	87.5%
New Mexico	9	4,480	4,480	484,737	485,012	88.9%	86.9%
New York	16	18,136	18,160	1,278,358	1,277,690	80.6%	78.2%
Nevada	7	4,627	4,626	491,259	491,843	90.5%	95.5%
Ohio	12	5,577	5,583	794,951	792,385	77.7%	79.9%
Oregon	2	1,276	1,266	134,960	134,985	96.0%	88.6%
Pennsylvania	8	5,114	5,142	548,645	549,315	82.6%	87.5%
Rhode Island	1	611	612	70,325	70,350	62.9%	78.1%
Tennessee	24	12,616	12,581	1,530,014	1,532,393	83.3%	80.8%
Texas	26	17,700	17,547	1,883,501	1,887,257	79.7%	78.3%
Utah	1	519	511	59,400	59,650	85.6%	84.6%
Virginia	15	10,362	10,375	1,082,961	1,080,981	83.5%	83.5%
Washington	1	551	549	62,730	62,730	92.1%	92.4%
Total Properties Held in Joint Ventures	337	228,202	228,301	23,355,998	23,335,512	86.7%	84.7%

Total Stabilized Properties	501	335,082	335,109	34,663,860	34,582,722	86.5%	85.5%

(1) Represents unit count as of September 30, 2005 which may differ from September 30, 2004 unit count due to unit conversions or expansions.

(2) Represents net rentable square feet as of September 30, 2005 which may differ from September 30, 2004 net rentable square feet due to unit conversions or expansions.

The following table sets forth additional information regarding the occupancy of our lease-up properties organized by state as of September 30, 2005 and September 30, 2004.

Lease-up Property Data Based on Location

		Company	Pro forma	Company	Pro forma	Company	Pro forma
				Net rentable	Net rentable	Square foot	Square foot
		Number of units at	Number of units at	square feet at	square feet at	occupancy % at	occupancy % at
	Number of	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
Location	Properties	2005 (1)	2004	2005 (2)	2004	2005	2004
Wholly-Owned Properties
California	3	1,709	1,708	193,177	193,077	75.9%	68.9%
Connecticut	2	1,364	1,373	123,465	123,765	64.8%	58.6%
Florida	1	388	388	37,985	38,005	87.1%	41.6%
Georgia	1	560	555	67,110	67,110	91.3%	88.1%
Illinois	2	1,140	1,133	144,890	144,515	72.7%	62.7%
Kentucky	1	572	573	67,050	66,950	92.4%	88.7%
Massachusetts	6	3,778	3,756	381,155	386,980	70.5%	52.6%
Nevada	1	796	796	74,425	74,425	82.3%	82.3%
New Jersey	6	5,181	5,209	437,178	442,246	82.2%	75.0%
New York	3	2,522	2,524	201,163	198,230	79.9%	77.2%
Virginia	1	726	729	75,550	75,525	68.1%	53.8%

Total Wholly-Owned Properties	27	18,736	18,744	1,803,148	1,810,828	77.1%	67.4%

Properties Held in Joint Ventures
California	3	2,450	2,445	255,140	254,765	75.3%	70.4%
Florida	1	650	711	67,715	68,775	92.7%	89.3%
Illinois	1	686	675	74,050	71,275	59.6%	61.1%
New Jersey	4	3,327	3,329	325,705	325,105	82.9%	77.6%
New York	5	5,130	5,132	401,334	407,285	78.2%	73.9%
Pennsylvania	3	2,470	2,462	229,207	228,947	69.4%	49.9%
Virginia	1	878	878	85,025	85,025	44.6%	0.0%
Total Properties Held in Joint Ventures	18	15,591	15,632	1,438,176	1,441,177	75.1%	66.0%

Total Lease-up Properties	45	34,327	34,376	3,241,324	3,252,005	76.2%	66.8%

(1) Represents unit count as of September 30, 2005 which may differ from September 30, 2004 unit count due to unit conversions or expansions.

(2) Represents net rentable square feet as of September 30, 2005 which may differ from September 30, 2004 net rentable square feet due to unit conversions or expansions.

Forward Looking Statements

When used in this discussion and elsewhere in this press release, the words “believes,” “anticipates,” “projects,” “should,” “estimates,” “expects” and similar expressions are intended to identify forward-looking statements within the meaning of that term in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and in Section 21F of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements involve known and unknown risks, uncertainties, and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied in the forward-looking statements. Such factors include, but are not limited to, changes in general economic conditions and in the markets in which the Company operates:

•                  the effect of competition from new self-storage facilities or other storage alternatives, which would cause rents and occupancy to decline;

•                  the Company’s ability to effectively compete in the industry in which it does business;

•                  difficulties in the Company’s ability to evaluate, finance and integrate acquired and developed properties into the Company’s existing operations and to fill up those properties, which could adversely affect the Company’s profitability;

•                  the impact of the regulatory environment as well as national, state, and local laws and regulations including, without limitation, those governing Real Estate Investment Trusts, which could increase the Company’s costs and reduce the Company’s cash available for distribution;

•                  difficulties in raising capital at reasonable rates, which could impede the Company’s ability to grow; and

•                  delays in development and construction processes, which could adversely affect the Company’s profitability; and economic uncertainty due to the impact of war or terrorism which could adversely affect its business plan.

The Company disclaims any obligation to publicly release the results of any revisions to these forward-looking statements reflecting new estimates, events or circumstances after the date of this report.

Conference Call

Extra Space Storage Inc. will host a conference call at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time) on Monday, November 14, 2005 to discuss its third quarter 2005 results.

This conference call will be broadcast live over the Internet and can be accessed by all interested parties at Extra Space Storage’s website at www.extraspace.com (then click on the “Investor Info” tab.) To listen to the live call, please go to the website at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on the website. In addition, a replay of the call will be available via telephone for 14 business days, beginning two hours after the call. To listen to the call, in the U.S., please dial 888-286-8010.  For international callers the number is 617-801-6888. Enter access code 75567705.

About Extra Space Storage Inc.

Extra Space Storage Inc., headquartered in Salt Lake City, Utah, is a fully integrated, self-administered and self-managed real estate investment trust that operates 620 self-storage properties in 34 states, including Washington, D.C. The Company’s properties comprise more than 400,000 units and 43 million square feet rented by over 330,000 tenants. The Company is the second largest operator of self storage in the United States. Additional Extra Space Storage information is available at www.extraspace.com.

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For Information:

James Overturf	Mark Collinson
Extra Space Storage Inc.	CCG Investor Relations
(801) 365-4501	(310) 477-9800

- Financial Tables Follow -

Extra Space Storage Inc.

Condensed Consolidated Balance Sheets

(Dollars in thousands, except per share data)

	September 30, 2005	December 31, 2004
	(unaudited)
Assets:
Real estate assets, net	$1,200,509	$696,899
Investments in real estate ventures	96,665	6,182
Cash and cash equivalents	7,093	24,329
Restricted cash	22,099	4,430
Receivables from related parties	31,101	2,501
Notes receivable	38,008	—
Other assets, net	34,080	14,143
Total assets	$1,429,555	$748,484

Liabilities, Minority Interests, and Stockholders’ Equity:
Line of credit	$42,000	$39,000
Notes payable	892,214	433,977
Notes payable to trusts	119,590	—
Accounts payable and accrued expenses	2,952	3,444
Other liabilities	35,146	7,003
Total liabilities	1,091,902	483,424

Minority interest in Operating Partnership	36,153	21,453
Other minority interests	225	—

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized, 37,914,898 and 31,169,950 shares issued and outstanding at September 30, 2005 and December 31, 2004, respectively	379	312
Paid-in capital	435,571	347,883
Deferred compensation	(2,560)	—
Accumulated deficit	(132,115)	(104,588)
Total stockholders’ equity	301,275	243,607
Total liabilities, minority interests, and stockholders’ equity	$1,429,555	$748,484

Extra Space Storage Inc.

Condensed Consolidated Statements of Operations

(Dollars in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004

Revenues:
Property rental	$36,245	$17,536	$82,286	$40,547
Management and franchise fees	4,563	353	5,331	1,329
Tenant insurance income	863	—	863	—
Acquisition and development fees	367	250	896	649
Interest income	789	20	865	327
Other income	308	9	429	171
Total Revenues	43,135	18,168	90,670	43,023

Expenses:
Property operations	13,366	6,846	31,285	17,136
Tenant insurance expense	513	—	513	—
Unrecovered development/acquisition costs and support
payments	9	—	284	683
General and administrative	9,591	2,905	15,868	9,148
Depreciation and amortization	9,535	5,057	21,478	10,823
Other	—	—	20	—
Total Expenses	33,014	14,808	69,448	37,790

Income before interest expense, minority interests, equity in earnings of real estate ventures and gain on sale of real estate assets	10,121	3,360	21,222	5,233

Interest expense	(14,588)	(10,692)	(28,320)	(25,465)
Minority interest - Fidelity preferred return	—	(916)	—	(3,136)
Minority interest - Operating Partnership	253	213	419	213
Loss allocated to other minority interests	—	634	—	2,164
Equity in earnings of real estate ventures	1,355	404	1,960	1,097
Loss before gain on sale of real estate assets	(2,859)	(6,997)	(4,719)	(19,894)

Gain on sale of real estate assets	—	1,920	—	1,749

Net loss	$(2,859)	$(5,077)	$(4,719)	$(18,145)

Preferred return on Class B, C, and E units	—	(1,465)	—	(5,758)
Loss on early redemption of Fidelity minority interest	—	(1,478)	—	(1,478)
Net loss attributable to common stockholders	$(2,859)	$(8,020)	$(4,719)	$(25,381)

Net loss per share:
Basic (1)	$(0.08)	$(0.53)	$(0.14)	$(2.59)
Diluted (1)	$(0.08)	$(0.53)	$(0.14)	$(2.59)

Weighted average number of shares:
Basic	37,465,700	15,241,832	33,544,089	9,806,532
Diluted	37,465,700	15,241,832	33,544,089	9,806,532

Cash dividends paid per common share	$0.2275	$—	$0.6825	$—

(1)                                  The basic and diluted loss per share does not include the potential effects of the CCSs and CCUs as such securities would not have participated in earnings for any of the periods presented.  These securities will not participate in distributions until they are converted, which cannot occur prior to March 31, 2006.

Extra Space Storage Inc.

Condensed Consolidated Statements of Cash Flows

(Dollars in thousands, except per share data)

	Nine months ended September 30,
	2005	2004

Cash flows from operating activities:
Net loss	$(4,719)	$(18,145)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	21,478	10,823
Amortization of deferred compensation	416	—
Amortization of discount on put able preferred interests in consolidated joint ventures	—	1,043
Minority interest - Fidelity preferred return	—	3,136
Loss allocated to minority interests	(419)	(2,377)
Member units granted to employees	—	1,205
Gain on sale of real estate assets	—	(1,749)
Distributions from cumulative earnings from real estate ventures	769	217
Interest accrued on notes receivable	(539)	—
Increase (decrease) in cash due to changes in:
Receivables from related parties	(26,109)	(2,934)
Other assets	(2,746)	1,381
Accounts payable	(238)	1,615
Payables to related parties	—	(4,876)
Other liabilities	(556)	(4,539)
Net cash used in operating activities	(12,663)	(15,200)

Cash flows from investing activities:
Acquisition of real estate assets	(475,949)	(218,194)
Development and construction of real estate assets	(3,737)	(22,046)
Proceeds from sale of real estate assets	—	7,896
Investments in real estate ventures	(91,252)	(82)
Advances to Center shift and Extra Space Development	—	3,562
Purchase of equipment	(1,833)	(1,375)
Increase in cash resulting from de-consolidation of real estate assets and distribution of equity
ownership in Extra Space Development and other properties	—	449
Purchase of notes receivable	(37,677)	—
Payments received on notes receivable	208	—
Change in restricted cash	(7,836)	(6,322)
Net cash used in investing activities	(618,076)	(236,112)

Cash flows from financing activities:
Proceeds from line of credit and notes payable	651,589	376,343
Payments on line of credit and notes payable	(86,691)	(305,931)
Deferred financing costs	(7,159)	(8,794)
Payments on other liabilities	—	(16)
Net payments to related parties and put able preferred interests in consolidated joint ventures	—	(29,590)
Member contributions	—	19,691
Return paid on Class B, C and E member units	—	(7,180)
Redemption of units	—	(19,130)
Minority interest investments	225	8,086
Minority interest distributions	—	(30)
Redemption of Operating Partnership units	(865)	—
Proceeds from issuance of common shares, net	81,330	264,475
Dividends paid on common stock	(22,808)	(3,468)
Distributions to Operating Partnership unit holders	(2,118)	(304)
Minority interest redemption by Fidelity	—	(15,558)
Preferred return paid to Fidelity	—	(7,022)
Net cash provided by financing activities	613,503	271,572
Net increase (decrease) in cash and cash equivalents	(17,236)	20,260
Cash and cash equivalents, beginning of the period	24,329	11,746
Cash and cash equivalents, end of the period	$7,093	$32,006

	Nine months ended September 30,
	2005	2004
Supplemental schedule of cash flow information
Interest paid, net of amounts capitalized	$22,672	$24,610

Supplemental schedule of noncash investing and financing activities:
Acquisitions (Note 6):
Real estate assets	$58,217	$10,836
Payables to related parties	—	(273)
Notes payable	(10,260)	(6,785)
Other liabilities	(26,405)	(1,125)
Minority interest in Operating Partnership	(21,552)	—
Member units	—	(2,653)
Member units issued in exchange for receivables	—	2,944
Member units issued to repay notes and related party payables	—	1,725
Redemption of units in exchange for note payable	—	3,700
Adjustment to establish minority interest in Operating Partnership	—	8,481
Redemption of units in exchange for land	—	846
Stock grants to employees	2,975	—
Redemption of operating partnership units for common stock	3,450	—